                                                                    EXHIBIT 12.3

                              ALOHA HOLDINGS, INC.

         CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES (PRO FORMA)

                         (IN THOUSANDS, EXCEPT RATIOS)

                                                                               NINE MONTHS
                                                               YEAR ENDED         ENDED
                                                              DECEMBER 31,    SEPTEMBER 30,
                                                                  2000            2001
                                                              -------------   -------------
EARNINGS:
Earnings (loss) from continuing operations before income
  taxes, extraordinary items and cumulative effect of change
  in accounting principle...................................    $(58,390)       $(14,769)

Add: Total fixed charges (per below)........................      41,104          37,088
                                                                --------        --------

Total earnings..............................................    $(17,286)       $ 22,319
                                                                ========        ========

FIXED CHARGES:
Interest expense and amortization of debt expense...........    $ 15,483        $ 12,283

Portion of rental expense representative of the interest
  factor....................................................      25,621          24,805
                                                                --------        --------

Total Fixed Charges.........................................    $ 41,104        $ 37,088
                                                                ========        ========

RATIO OF EARNINGS TO FIXED CHARGES:.........................          --(1)           --(2)

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(1) For the year ended December 31, 2000, the deficiency of earnings to fixed charges was $58,390.

(2) For the year ended September 30, 2001, the deficiency of earnings to fixed charges was $14,769.